Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Ethos Technologies Inc. for the registration of 30,947 shares of its Class A common stock and to the incorporation by reference therein of our report dated June 11, 2025, except for the effects of the reverse stock split as described in Note 17, as to which the date is September 26, 2025, with respect to the consolidated financial statements of Ethos Technologies Inc. included in the Registration Statement (Form S-1 No. 333-290534) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
January 29, 2026